HAMMONDS INDUSTRIES, INC.
(OTCBB: “HMDI”)
910 Rankin Road Houston, TX 77073
Tel: (281) 999-2900 Fax: (281) 847-1857
www.hammondscos.com

Hammonds Industries Sells It’s Subsidiaries To Private Company

Houston / Texas April 17, 2009  Hammonds Industries, Inc. (OTCBB: HMDI) announced today that the Board of Directors has accepted an offer from a Houston-based manufacturing company and sold the Hammonds subsidiary companies. Hammonds’ management has been seeking equity or debt financing for the last year in order to support continuing liquidity requirements. The recent upheaval in the financial and equities markets has presented extremely challenging circumstances in which to seek financing. Though substantial effort has been made to arrange such financing, the Company faced a liquidity crisis and had no other options available.

A newly formed Texas company, named Hammonds Technologies, LLC., a wholly owned subsidiary of FabCorp, Inc. has acquired the operating subsidiaries of HMDI, leaving the public company to seek other merger opportunities (a shell company, which will operate under a new name).

The transaction closed and funding occurred on April 16th, relieving HMDI and guarantors of its bank debt obligations of approximately $2.7 million and the obligations of the subsidiary companies, which transfered to the new owners.

The Company will file information statements disclosing the particulars of the transaction as required by securities laws and expects to file its Annual Report on Form 10-K for 2008 and Quarterly Report on Form 10-Q for the first quarter of 2009 in the near future.

For more information contact John W. Stump at jstump@hammondscos.com

Private Securities Litigation Reform Act Safe Harbor Statement:
The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements.